Exhibit 21.1
SUBSIDIARIES OF MEDQUIST HOLDINGS INC.

1.	CBay Systems (India) Private Limited — a company organized under the laws of India
2.	CBay Holdings Limited — a company organized under the laws of Mauritius
3.	CBay Inc. — a Delaware corporation
4.	CBay Infotech Venture Private Limited — a company organized under the laws of India
5.	CBay Transcription Services Private Limited — a company organized under the laws of India
6.	MedQuist Inc. — a New Jersey corporation
7.	CBay Systems & Services Inc. — a Delaware corporation
8.	Mirrus Systems Inc. — a Delaware corporation
9.	Spheris India Private Limited — a company organized under the laws of India
10.	Suyash Software Private Limited — a company organized under the laws of India
Subsidiaries Of MedQuist Inc.

11.	MedQuist CM LLC — a Delaware limited liability corporation
12.	MedQuist IP LLC — a Delaware limited liability corporation
13.	MedQuist Canada Company — a company organized under the laws of Nova Scotia
14.	MedQuist of Delaware, Inc. — a Delaware corporation
15.	MedQuist Transcriptions, Ltd. — a New Jersey corporation
16.	Speech Machines Limited — a company organized under the laws of the United Kingdom